Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) made and entered into effective as of this 19th day of December, 2008 (the “Effective Date”), is by and between Cyberonics, Inc., a Delaware corporation (the “Company”), and Daniel J. Moore (the “Executive”).

WHEREAS, Executive is a key employee of the Company; and

WHEREAS, the Company and Executive previously entered into an Employment Agreement, as amended (the “Agreement”) in order to encourage Executive’s attention and dedication to the Company as a member of the Company’s management, in the best interests of the Company and its shareholder;

WHEREAS, the Agreement remains in full force and effect as of this date;

WHEREAS, the Company and Executive desire to amend the terms and conditions of the Agreement so as to bring those terms and conditions into documentary compliance with the final Treasury Regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and to continue Executive’s employment with the Company upon those amended terms and conditions.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree to modify the Agreement as follows:

1.	Section 7 shall be amended to replace the last sentence with the following:

“If awarded, the Annual Bonus for a fiscal year shall be paid in the fiscal year following such fiscal year after the Compensation Committee determination of the achievement of the Bonus Objectives but no later than the 15th day of the third month of such subsequent fiscal year and shall be subject to all amounts required to be withheld by federal, state or local law and all applicable deductions properly authorized by Executive or required by law.”

2.	Section 8(c) is hereby amended to add the following sentences at the end of the section:

"Executive shall submit to the Company accounts and records of each such expense within thirty (30) days after the later of (i) Executive’s incurrence of such expense or (ii) Executive’s receipt of the invoice for such expense.  If such expense qualifies for reimbursement, then the Company shall reimburse Executive the expense within thirty (30) days thereafter.  In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.  The amount of reimbursement to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.  Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.”

3.	Section 14(a) shall be amended to replace the provision in its entirety with the following:

“(a)           Non-Renewal by the Company.  If the Company elects not to renew or extend the Employment Period, the Company shall pay and provide to Executive the compensation and benefits provided under this Agreement for the remainder of the Employment Period and thereafter, the Company shall pay a lump sum payment in cash in an amount, if any, determined by multiplying (i) the sum of Executive’s (A) Base Salary and (B) Target Bonus Amount for the year of termination by (ii) the fraction obtained by dividing (X) the difference between 365 and the number of days from the date of the Company’s Non-Renewal Notice to the expiration of the Employment Period by (Y) 365.  Subject to the holdback and interest provisions of Section 26, such payment shall be made within sixty (60) days following Executive’s Separation from Service provided that the Release required under Section 14(f) has become effective during such sixty (60)-day period following any applicable revocation period.  Following such payments, the Company shall have no further obligations to Executive other than as may be required by law.”

4.	Section 14(e) shall be amended to replace the provision in its entirety with the following:

"(e)           By the Company Without Cause or by the Executive for Good Reason.  Except as otherwise provided in Section 16, if either the Company terminates the Executive’s employment Without Cause, or the Executive terminates his employment for Good Reason, then the Company shall pay and provide to the Executive the following benefits:

(i)           a payment equal to two times the sum of (A) Base Salary and (B) the average bonus amount paid Executive for the past two fiscal years (or, if the termination occurs prior to the second anniversary of the Start Date, sixty percent (60%) of the Target Bonus Amount for the year of termination).  Subject to the holdback and interest provisions of  Section 26, such payment shall be made within sixty (60) days following the Executive’s Separation from Service provided that the Release required under Section 14(f) has become effective during such sixty (60)-day period following any applicable revocation period;

(ii)           the restrictions on that number of Time-Vested Shares shall immediately lapse as would otherwise have lapsed if the Executive had remained employed with the Company for a period through the date that is twelve (12) months from the date of termination (or, if the termination occurs prior to the second anniversary of the Start Date, through the second anniversary of the Start Date, if later);

(iii)           the restrictions on that number of Performance-Vested Shares shall lapse as determined by the Board in good faith to represent the extent of progress, if any, toward attainment of the performance criteria as set in accordance with Section 10 as of the date of Executive’s termination, based upon the Board’s good faith application of the principles established in accordance with Section 10 to the appropriate performance criteria;

(iv)           provided Executive and/or his eligible dependents timely elects to continue their healthcare coverage under the Company’s group health plan pursuant to the Consolidated Omnibus Reconciliation Act (“COBRA”), the Company shall reimburse Executive for the costs he incurs to obtain such continued coverage for himself and his eligible dependents for a period of eighteen (18)-months measured from the termination date.  In addition, the Company shall reimburse Executive for the costs he incurs to obtain continued coverage for himself and his eligible dependents substantially equivalent to the Company’s group healthcare benefits for an additional period of up to six months thereafter, provided that the Company’s obligations during this six month period shall not exceed 200% of the Company’s applicable COBRA premiums for similarly situated COBRA beneficiaries.  The benefits outlined in this Section 14(e)(iv) shall be provided to Executive on a tax-free basis to the maximum extent permissible by applicable law.  In order to obtain reimbursement for such healthcare coverage costs, Executive shall  submit appropriate evidence to the Company of each periodic payment within thirty (30) days after the payment date, and the Company shall within thirty (30) days after such submission reimburse Executive for that payment.  During the period such healthcare coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of coverage costs eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of coverage costs eligible for reimbursement in any other calendar year for which such  reimbursement is to be provided hereunder; (ii) no coverage costs shall be reimbursed after the close of the calendar year following the calendar year in which those coverage costs were incurred; and (iii) Executive’s right to the reimbursement of such coverage costs cannot be liquidated or exchanged for any other benefit.  To the extent the reimbursed coverage costs constitute taxable income to Executive, the Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and any remaining tax liability shall be Executive’s sole responsibility, provided that the reimbursed coverage costs shall not be considered as taxable income to Executive if such treatment is permissible under applicable law; and

(v)           if the termination occurs prior to the second anniversary of the Start Date, waiver of the requirement, if any, to repay relocation benefits set forth in Section 9 as otherwise required by the Company’s Relocation Policy with such waiver to occur within sixty (60) days following Executive’s Separation from Service provided that the Release required under Section 14(f) has become effective during such sixty (60)-day period following any applicable revocation period."

For purposes of this Agreement, "Separation from Service" shall mean Executive’s separation from service as determined in accordance with Code Section 409A and the applicable standards of the Treasury Regulations issued thereunder.

5.	Section 14(f) shall be amended to replace the provision in its entirety with the following:

“(f)           The Severance Benefits payable to Executive under subsection (e) shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy, practice or arrangement of the Company.  Payment of the Severance Benefits herein is contingent upon (i) Executive’s execution of a full and complete release substantially in the form set forth in Exhibit A hereto within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of termination and such Release becoming effective and enforceable in accordance with applicable law after the expiration of any applicable revocation period and (ii) resignation from the Board as of the date of termination.”

6.	Section 16(b) shall be amended to replace the provision in its entirety with the following:

"If a Change of Control occurs on or before the second anniversary of the Start Date, and within one year following the Change of Control, either the Company terminates Executive’s employment Without Cause, or the Executive terminates his employment for Good Reason, then the Company shall pay and provide to the Executive the rights provided in Section 14(e) except that: (i) in lieu of the amount set forth in Section 14(e)(i), a payment equal to three times the sum of (A) Base Salary and (B) the Target Bonus Amount in effect at the time of termination; and (ii) the Company shall make an additional lump sum payment to Executive in an amount equal to the cost of obtaining continued healthcare coverage for himself and his eligible dependents substantially equivalent to the Company's group healthcare benefits for a period of twelve (12) months following the end of the twenty-four (24)-month period of coverage reimbursed by the Company pursuant to Section 14(e)(iv).  The amount of the payment under clause (ii) shall be determined based on the cost of obtaining such coverage as of the date of Executive's termination and shall be paid within sixty (60) days following Executive's Separation from Service.  The continued healthcare coverage shall not be considered as taxable income to Executive to the extent that such treatment is permissible under applicable law."

7.	Section 16(c) shall be amended to include the following sentence at the end:

“The Gross-Up Payment (including any additional Gross-Up Payment) shall be paid when the related Excise Taxes are remitted to the tax authorities but no later than the close of the calendar year following the calendar year in which the taxes are remitted to the tax authorities.  Notwithstanding anything to the contrary in the foregoing, any Gross-Up Payment due Executive under this Section 16(c) shall be subject to the holdback and interest provisions of Section 26, to the extent such payment relates to any amounts and benefits provided to Executive that  are attributable to his Separation from Service."

9.	Section 26 shall be amended to replace the provision in its entirety with the following:

“SECTION 20.	Section 409A.

(a)           This Agreement is intended to comply with the requirements of Section 409A of the Code.  Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder.

(b)           Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which Executive becomes entitled under this Agreement in connection with the termination of Executive’s employment with the Company shall be made or paid to Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of Executive’s Separation from Service due to such termination of employment or (ii) the date of Executive’s death, if Executive is deemed, pursuant to the procedures established by the Board in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans subject to Code Section 409A, to be a “specified  employee” at the time of such Separation from Service  and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 26(b) shall be paid in a lump sum to Executive together with interest for the period of the delay at the prime rate in effect on the date such payment was first due, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein.  In addition, if Executive is deemed to be a specified employee at the time of Separation from Service and there is an amount payable by Executive to the Company under the Relocation Policy (the "Relocation Amount"), then notwithstanding Section 14(e)(v), the following provisions shall apply:  (i) the Company shall waive the requirement to repay the portion of the Relocation Amount up to the applicable dollar amount under Code Section 402(g)(1)(B), (ii) Executive shall repay to the Company any Relocation Amounts in excess of such limit (the "Repaid Amount") and (iii) upon the expiration of the applicable Code Section 409A(a)(2) deferral period, the Company shall pay to Executive the Repaid Amount in a lump sum together with interest for the period from the date of Executive’s payment at the prime rate in effect on the date of such payment.  The specified employees subject to a delayed commencement date shall be identified on December 31 of each calendar year.  If Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.”

10.	Exhibit A to the Agreement shall be amended to include the following sentence above the phrase “AGREED AND ACCEPTED, on this _____ day of ______________________, 20___”:

“Executive further represents and acknowledges that Executive has twenty-one (21) days to consider this Release prior to signing.  Executive further understands that Executive may revoke this Agreement within seven (7) days of its execution.  This Release shall not become effective or enforceable until the seven-day revocation period has expired.”

11.	Right to Advice of Counsel. Executive acknowledges that Executive has had the right to consult with counsel and is fully aware of his rights and obligations under Agreement and this Amendment.

12.	Except as expressly modified by this Amendment, the provisions of the Agreement remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Company and Executive have caused this Amendment to be executed by their duly authorized representative as of the date and year set forth above.

Cyberonics, Inc.	Daniel J. Moore

By: /s/ Gregory H. Browne	By: /s/ Daniel J. Moore
Title: Vice President, Finance and Chief Financial Officer

Date: December 19, 2008	Date: December 19, 2008